ADDENDUM PURSUANT TO SECTION 6.2 OF THE CODE OF CONDUCT OF
            THE HONG KONG SECURITIES & FUTURES COMMISSION (THE "SFC")

         This Addendum (the "Addendum") is made and entered into as of this 2nd day of December, 1997 by the Templeton Developing Markets Trust (the "Trust") and Templeton Asset Management Ltd. (the "Investment Manager").

         WHEREAS, the Trust and the Investment Manager are parties to the Investment Management Agreement dated as of the 30th day of October, 1992, and amended and restated as of the 25th day of February, 1994 and the 23rd day of November, 1995 (the "Investment Management Agreement"); and

         WHEREAS, Section 6.2 of the SFC's Code of Conduct for Persons Registered with the Securities and Futures Commission (the "Code") requires that certain additional information be included in the Investment Management Agreement.

         NOW THEREFORE, the parties hereto agree that, pursuant to Section 6.2 of the Code, the following information is included in the Investment Management
Agreement:

         SECTION 1. UNDERTAKINGS. Each party undertakes to notify the other party in the event of any material change to the information provided in the Investment Management Agreement.

         SECTION 2.  CERTAIN INFORMATION ABOUT THE INVESTMENT MANAGER.

         (a)      The Investment Manager's full name and address is:

         Templeton Asset Management Ltd.      Templeton Asset Management Ltd.
         7 Temasek Boulevard                  Two Exchange Square
         #38-03 Suntec Tower One              Suite 3905-08
         Singapore 038987                     Connaught Road, Central
                                              Hong Kong

         (b) The Investment Manager's registration status with the SFC is active.

         SECTION 3. CERTAIN INFORMATION ABOUT THE TRUST. The Trust's full name and verified address is:

                  Templeton Developing Markets Trust
                  500 East Broward Boulevard
                  Fort Lauderdale, Florida 33394


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                  IN WITNESS WHEREOF, the parties hereto have caused this
         Addendum to be duly executed by their respective duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                       TEMPLETON DEVELOPING MARKETS TRUST

                        By:/s/JOHN R. KAY
                           ------------------------------
                           John R. Kay
                           Vice President

                        TEMPLETON ASSET MANAGEMENT LTD.

                        By:/s/GREGORY E. MCGOWAN
                           ------------------------------
                           Gregory E. McGowan
                           Director